Exhibit 8.1

23 November, 2007

VanceInfo Technologies Inc.	DIRECT LINE:	2842 9566
3rd Floor, Building 8, Zhongguancun Software Park	E-MAIL:	Bernadette.Chen@conyersdillandpearman.com
Haidian District, Beijing 100094	OUR REF:	BC/kt/248123 (M#871782)
People’s Republic of China	YOUR REF:

Dear Sirs,

VanceInfo Technologies Inc. (the “Company”)

We have acted as special Cayman legal counsel to the Company in connection with the public offering on the New York Stock Exchange of American Depositary Shares representing ordinary shares issued by the Company (the “Shares”) and the offer and sale of such number of ordinary shares of the Company by certain selling shareholder(s) of the Company as described in the prospectus contained in the Company’s registration statement on Form F-1, originally filed on 23 November, 2007 as amended (the “Registration Statement”) filed by the Company under the United States Securities Act of 1933 as amended (the “Securities Act”) with the United States Securities and Exchange Commission (the “Commission”).

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

(i)	the Registration Statement to be filed by the Company under the Securities Act with the Commission, as amended; and

(ii)	the prospectus (the “Prospectus”) contained in the Registration Statement.

We have also reviewed and relied upon (1) the memorandum of association and the articles of association of the Company, (2) a copy of an undertaking from the Governor-in-Council of the Cayman Islands under the Tax Concessions Law (1999 Revision) dated 1 November, 2005, issued in favour of the Company and (3) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (i) the genuineness and authenticity of all signatures, stamps and seals and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (ii) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of

VanceInfo Technologies Inc.
23 November, 2007

drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, and (iii) the accuracy and completeness of all factual representations made in the Prospectus and Registration Statement and other documents reviewed by us.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

On the basis of and subject to the foregoing, we are of the opinion that the statements relating to certain Cayman Islands tax matters set forth under the caption “Taxation - Cayman Islands taxation” in the Prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement of which the Prospectus is a part, and the reference to us under the captions “Taxation”, “Legal Matters” and “Enforceability of Civil Liabilities” in the Prospectus contained in the Registration Statement. In giving the foregoing consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman